                                 137,427 SHARES

                         EQUITY OFFICE PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

                            ------------------------

     We may issue from time to time up to 137,427 common shares of beneficial interest to holders of up to 137,427 Class A units of limited partnership interest in EOP Operating Limited Partnership upon tender of such units for redemption. Equity Office is the managing general partner of EOP Operating and owns approximately 90.1% of the units.

     The 137,427 units that may be redeemed were issued in connection with our acquisition of certain assets and pursuant to a certain investment agreement to which EOP Operating and the holders of the 137,427 units are parties. We are required to register the 137,427 common shares pursuant to a registration rights agreement with the holders of the units.

     We will acquire units from the redeeming unit holders in exchange for any common shares that we issue. We are registering the issuance of the common shares to permit the holders thereof to sell them without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to redeem their units. Also, upon any redemption, we may elect to pay cash for the units tendered rather than common shares. Although we will incur expenses in connection with the registration of the 137,427 common shares, we will not receive any cash proceeds upon their issuance.

     The common shares are listed on the New York Stock Exchange under the symbol "EOP."

      SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING UNIT HOLDERS.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 22, 1999.

                               TABLE OF CONTENTS

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                                        PAGE
                                        ----
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Summary...............................    2
  The Company.........................    2
  Securities to be Offered............    2
  Summary Risk Factors................    2
Risk Factors..........................    3
  Special Considerations Applicable to
     Redeeming Unit Holders...........    3
About This Prospectus.................    3
Where You Can Find More Information...    3
Special Note Regarding Forward-Looking
  Statements..........................    4
The Company...........................    5
Securities to be Offered..............    5
Redemption of Units...................    5
  Tax Consequences of Redemption......    6
  Comparison of Ownership of Units and
     Common Shares....................    7
EOP Operating -- Equity Office........    8
  Form of Organization and Assets
     Owned............................    8
  Additional Equity...................    8
  Borrowing Policies..................    8
  Management Control..................    8

                                        PAGE
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  Fiduciary Duties....................    9
  Management Liability and
     Indemnification..................    9
  Anti-takeover Provisions............   10
  Voting Rights.......................   10
  Amendment of the Partnership
     Agreement or the Declaration of
     Trust............................   11
  Vote Required to Dissolve EOP
     Operating or Equity Office.......   11
  Vote Required to Sell Assets........   11
  Vote Required to Merge..............   11
  Liability of Investors..............   12
  Review of Investor Lists............   12
Units -- Shares of Beneficial
  Interest............................   12
  Distributions.......................   12
  Liquidity...........................   13
  Taxation............................   13
Federal Income Tax Considerations.....   15
Plan of Distribution..................   15
Experts...............................   15
Legal Matters.........................   15

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. As used herein, "Equity Office" means Equity Office Properties Trust, a Maryland real estate investment trust, and one or more of its subsidiaries, including EOP Operating Limited Partnership, and the predecessors thereof or, as the context may require, Equity Office Properties Trust only or EOP Operating only. All references to the historical activities of Equity Office prior to July 11, 1997, refer to the activities of the Equity Office predecessors.

THE COMPANY

     Equity Office was formed to continue and expand the national office property business organized by Samuel Zell, our Chairman of the Board. Equity Office, a self-managed real estate investment trust, is the managing general partner of, and controls a majority of the limited partnership interests in, EOP Operating. Equity Office owns all of its assets and conducts substantially all of its business through EOP Operating and its subsidiaries.

     Our principal executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and our telephone number is (312) 466-3300.

SECURITIES TO BE OFFERED

     This prospectus relates to the possible issuance from time to time by Equity Office of up to 137,427 common shares, if and to the extent that we elect to issue such common shares to the holders of up to 137,427 units in EOP Operating, upon the tender of such units for redemption. We will not receive any cash proceeds from the issuance of the common shares, but will acquire units in EOP Operating in exchange for any common shares that we issue.

     Pursuant to EOP Operating's partnership agreement, each unit may be tendered for redemption for cash equal to the fair market value of a common share at the time of the redemption. Equity Office has the right to elect to acquire directly any units tendered for redemption, rather than causing EOP Operating to redeem such units for cash. We generally expect that we will elect to acquire units tendered for redemption and issue common shares in exchange therefor rather than paying cash, although we will make the determination whether to pay cash or issue common shares at the time units are tendered for redemption. With each redemption, our interest in EOP Operating will increase.

SUMMARY RISK FACTORS

     See "Risk Factors" for certain factors relevant to an investment in the common shares, including special considerations applicable to redeeming unit holders.

                                  RISK FACTORS

     An investment in our common shares or the units of EOP Operating, which are redeemable on a one-for-one basis for common shares or their cash equivalent, involves various risks. Unit holders should carefully consider the following material risks in conjunction with the other information contained in this prospectus and incorporated herein by reference, including, without limitation, the risks of an investment in Equity Office set forth under the caption "Item 1. Business -- Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 1997, as amended, before making a determination to redeem units.

SPECIAL CONSIDERATIONS APPLICABLE TO REDEEMING UNIT HOLDERS

     TAX CONSEQUENCES OF REDEMPTION OF UNITS. Your exercise of your unit redemption right will be treated for tax purposes as a sale of the units you redeem. Such a sale will be fully taxable to you in an amount equal to the cash or the value of the common shares received in the exchange plus the amount of EOP Operating's nonrecourse liabilities considered allocable to the redeemed units at the time of the redemption. It is possible that the amount of gain you will be required to recognize, or even the tax liability resulting from such gain, could exceed the amount of cash or the value of the common shares you receive upon such redemption. See "Redemption of Units -- Tax Consequences of Redemption." In addition, because the price of common shares fluctuates, the price you receive when you sell your common shares may not equal the value of your units at the time of redemption.

     POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS. If you exercise your unit redemption right, we will determine whether you receive cash or common shares in exchange for your units. If you receive common shares, you will become a shareholder of Equity Office rather than a holder of units in EOP Operating. Although an investment in common shares is substantially equivalent to an investment in units in EOP Operating, there are some differences between ownership of units and ownership of common shares. These differences include form of organization, management structure, investor rights and federal income tax consequences. These differences, some of which may be material to you, are discussed in "Redemption of Units -- Comparison of Ownership of Units and Common Shares."

                             ABOUT THIS PROSPECTUS

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission's rules and regulations require that such contract or document be filed as an exhibit to the registration statement, we refer you to the copy of such contract or document filed as an exhibit to the registration statement for a complete description. For further information regarding Equity Office and the securities, we refer you to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the Internet. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address is "http://www.sec.gov."

     The common shares are listed on the NYSE under the symbol "EOP," our Series A Preferred Shares are listed on the NYSE under the symbol "EOPprA," our Series B Preferred Shares are listed on the NYSE under the symbol "EOPprB," and our Series C Preferred Shares are listed on the NYSE under the symbol "EOPprC." You can inspect any reports, proxy statements and other information we file with the NYSE at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

     a. Our Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

     b. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     c. Our Current Report on Form 8-K/A, filed with the Commission on February 18, 1998 (amending our Current Report on Form 8-K filed with the Commission on December 24, 1997), and our Current Reports on Form 8-K filed with the Commission on June 30, 1998, July 10, 1998, September 3, 1998, September 30, 1998, December 15, 1998 and January 20, 1999.

     d. Our Registration Statement on Form 8-A, which incorporates by reference a description of the common shares from our Registration Statement on Form S-11 (File No. 333-26629).

     We also incorporate by reference any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the common shares to which this prospectus relates have been issued or the offering is terminated. You should note than any of our future filings which are incorporated by reference will automatically update and supersede the information in this prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, Attention: Diane Morefield (telephone number:
(312) 466-3300).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our Annual Report on Form 10-K under the caption "Risk Factors" and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                                  THE COMPANY

GENERAL

     Equity Office was formed to continue and expand the national office property business organized by Samuel Zell, our Chairman of the Board. Equity Office, a self-managed REIT, is the managing general partner of, and controls a majority of the limited partnership interests in, EOP Operating. We own all of our assets and conduct substantially all of our business through EOP Operating and its subsidiaries.

     Our principal executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and our telephone number is (312) 466-3300. We maintain regional offices in Los Angeles, Denver, Houston, Chicago, Atlanta and Washington, D.C.

                            SECURITIES TO BE OFFERED

     This prospectus relates to the possible issuance from time to time by Equity Office of up to 137,427 common shares if, and to the extent that, Equity Office elects to issue such common shares to the holders of up to 137,427 units in EOP Operating, upon the tender of such units for redemption. Equity Office will not receive any cash proceeds from the issuance of the common shares but will acquire units in EOP Operating in exchange for any common shares issued upon redemption of units.

     Pursuant to EOP Operating's partnership agreement, each unit may be tendered for redemption for cash equal to the fair market value of a common share at the time of the redemption. Equity Office has the right, however, to elect to issue common shares in exchange for any units tendered for redemption. We generally expect that we will issue common shares in exchange for units tendered for redemption rather than paying cash, although we will make the determination whether to pay cash or issue common shares at the time units are tendered. With each redemption, our interest in EOP Operating will increase.

                              REDEMPTION OF UNITS

     Generally, each limited partner of EOP Operating other than Equity Office and certain of its affiliates has the right to require the redemption of its units beginning on the first anniversary of the issuance of such units, or on such earlier date as Equity Office designates. In addition, if Equity Office intends to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets or any other similar extraordinary transaction, then each limited partner may exercise its unit redemption right, regardless of the length of time it has held its units, during the period commencing on the date Equity Office gives notice of such intention and ending on the record date to determine shareholders eligible to receive such distribution or to vote on such transaction or, if no record date is applicable, at least twenty business days before the consummation of such transaction. A limited partner may exercise its unit redemption right by giving written notice to EOP Operating and Equity Office. The units specified in such notice shall be redeemed on the tenth business date following the date on which Equity Office receives the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date on which EOP Operating and Equity Office receive the redemption notice.

     If Equity Office does not assume EOP Operating's obligation with respect to a unit redemption right, a limited partner which exercises its unit redemption right will receive cash from EOP Operating in an amount equal to the market value of the units to be redeemed. The market value of a unit for this purpose will be equal to the average of the closing price of one common share on the NYSE for the ten trading days before the day on which the redemption notice was given. If Equity Office elects to acquire units tendered by a limited partner exercising the unit redemption right, Equity Office will either, at its option, pay cash in the amount specified above or issue a number of common shares equal to the number of units tendered for redemption, adjusted to take into account prior share dividends or subdivision or combinations of common shares. Upon exercise of the unit redemption right, the limited partner's right to receive distributions on the units redeemed will cease. At least 1,000 units (or all remaining units owned by the limited partner if less than 1,000 units) must be redeemed each time the unit redemption right is exercised. No redemption or exchange can occur if delivery of common shares therefor would be prohibited either under the provisions of Equity Office's Declaration of Trust designed to protect Equity Office's REIT qualification or under applicable federal or state securities laws. Equity Office will at times reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting the issuance of common shares pursuant to the unit redemption right, a sufficient number of common shares as shall from time to time be sufficient for the redemption of all outstanding units not owned by Equity Office.

TAX CONSEQUENCES OF REDEMPTION

     The following discussion summarizes the material federal income tax considerations that may be relevant to a limited partner who exercises his or her redemption right.

     Tax Treatment of Redemption of Units. If Equity Office assumes the redemption obligation, the redemption will be treated as a sale of units by such unit holder to Equity Office at the time of such redemption. Such sale will be fully taxable to the redeeming unit holder in an amount equal to the cash or the value of the common shares received in the exchange plus the amount of EOP Operating's nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

     If Equity Office does not elect to assume the obligation to redeem units, EOP Operating will redeem such units for cash. If EOP Operating redeems units for cash that Equity Office contributes to EOP Operating to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to Equity Office in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming unit holder would be treated as realizing an amount equal to the cash received in the exchange plus the amount of EOP Operating's nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

     If EOP Operating redeems units for cash that is not contributed by Equity Office to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if EOP Operating redeems less than all of a unit holder's units, the unit holder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of EOP Operating's nonrecourse liabilities allocable to the redeemed units, exceeded the unit holder's adjusted basis in all of such unit holder's units immediately before the redemption.

     Tax Treatment of Disposition of Units by Unit Holder Generally. If a unit is redeemed in a manner that is treated as a sale of the unit, or a unit holder otherwise disposes of a unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "-- Basis of Units" below. Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of common shares or other property received plus the portion of EOP Operating's liabilities allocable to the unit sold. To the extent that the amount exceeds the unit holder's basis for the unit disposed of, such unit holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of common shares or any other property received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or exchange of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a unit holder's share of "unrealized receivables" of EOP Operating exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in EOP Operating's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if EOP Operating had sold its assets at their fair market value at the time of the transfer of a unit.

     The maximum rate of tax for individuals, trusts and estates on the net capital gain from the sale or exchange of an asset held for more than 12 months is 20%. Net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions not otherwise recaptured as ordinary income under the IRS's depreciation recapture rules.

     The IRS has authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as EOP Operating. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of a unit by an individual, trust or estate would depend on whether such individual, trust or estate held such unit longer than 12 months. The IRS could, however, issue regulations that would provide that the rate of tax applicable to the disposition of a unit by an individual, trust or estate would be determined based upon the nature of the assets of EOP Operating and the periods of time over which EOP Operating held such assets. Such regulations could be applied retroactively. If such regulations were to apply to the disposition of a unit, any gain on such disposition would likely be treated partly as gain from the sale of a long-term capital asset and partly as gain from the sale of a short-term capital asset, and it also would be treated partly as gain from the sale of depreciable real property.

     Basis of Units. In general, a unit holder who received units in exchange for contributing an interest in a partnership had an initial tax basis in such units equal to his or her basis in the contributed partnership interest. A unit holder's initial basis in his or her units generally is increased by the unit holder's share of EOP Operating's taxable income and increases in his or her share of the liabilities of EOP Operating, including any increase in his or her share of nonrecourse liabilities. Generally, such unit holder's basis in his or her units is decreased, but not below zero, by (i) his or her share of EOP Operating's distributions, (ii) decreases in his or her share of liabilities of EOP Operating, including nonrecourse liabilities, (iii) his or her share of losses of EOP Operating, and (iv) his or her share of nondeductible expenditures of EOP Operating that are not chargeable to capital accounts.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

     An investment in Equity Office's common shares is substantially equivalent economically to an investment in EOP Operating's units. A holder of a common share receives the same distribution that a holder of a unit receives and shareholders and unit holders generally share on an equivalent basis in the risks and rewards of ownership in Equity Office. There are, however, some differences between ownership of units and ownership of common shares, some of which may be material to investors. The comparisons below are intended to assist holders of units in understanding how their investment will be changed if their units are redeemed for common shares.

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            EOP OPERATING                              EQUITY OFFICE
--------------------------------------------------------------------------------

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                            FORM OF ORGANIZATION AND ASSETS OWNED

EOP Operating is a Delaware limited              Equity Office is a Maryland real estate
partnership. EOP Operating owns, directly and    investment trust. Equity Office has elected
through subsidiaries, Equity Office's office     to be taxed as a REIT under the Internal
buildings and other assets. EOP Operating is     Revenue Code and intends to continue to meet
not permitted to take any action which could     the requirements for qualification as a REIT.
adversely affect Equity Office's REIT status.    Equity Office's only significant asset is its
                                                 interest in EOP Operating, which gives Equity
                                                 Office an indirect investment in the
                                                 properties owned by EOP Operating. Under EOP
                                                 Operating's partnership agreement, Equity
                                                 Office may not conduct any business other
                                                 than in connection with the ownership of
                                                 interests in, and management of the business
                                                 of, EOP Operating.

                                      ADDITIONAL EQUITY

EOP Operating is authorized to issue units       Equity Office's Board of Trustees may
and other partnership interests in one or        authorize issuances from time to time of
more classes or series, with such                shares of beneficial interest of any class or
designations, preferences and relative           series, or securities or rights convertible
participating, optional or other special         into shares, for such consideration as the
rights, powers and duties as determined by       Board of Trustees determines.
Equity Office. EOP Operating may issue units
and other partnership interests to Equity
Office in exchange for the proceeds raised by
an Equity Office offering of comparable
shares.

                                      BORROWING POLICIES

EOP Operating has no restrictions on             EOP Operating's partnership agreement
borrowings, and Equity Office is authorized      prohibits Equity Office from incurring debt
to borrow money on behalf of EOP Operating.      unless it lends the net proceeds to EOP
Equity Office has adopted a policy of            Operating. Equity Office has a policy that it
incurring debt, either directly or through       will not incur indebtedness other than
EOP Operating, only if upon such incurrence      short-term trade, employee compensation,
Equity Office's debt to market capitalization    distributions payable or similar indebtedness
ratio would be approximately 50% or less, but    that will be paid in the ordinary course of
this policy may be altered at any time by the    business. Indebtedness to fund acquisitions
Board of Trustees.                               and other business activities is instead
                                                 incurred by EOP Operating.

                                      MANAGEMENT CONTROL

Management of EOP Operating is exclusively       The business and affairs of Equity Office are
vested in Equity Office, as managing general     managed under the direction of the Board of
partner. Equity Office has full power and        Trustees. The policies adopted by the Board
authority to do all things it deems necessary    of Trustees may be altered or eliminated
or desirable to conduct the business of EOP      without a vote of the shareholders.
Operating, subject to the consent of certain     Accordingly, except for their vote in the
of the limited partners in connection with       elections of trustees, shareholders have no
actions that adversely affect such limited       control over the ordinary business policies
partners and the consent of the holders of a     of Equity Office. A trustee, other than a
majority of partnership interests in             trustee elected by the holders of a class or
connection with the sale, exchange, transfer     series of shares of beneficial interest other
or other disposition of all assets of EOP        than common shares, may be removed only with
Operating through a merger, consolidation or     cause by a majority vote of shareholders.
otherwise. Equity Office is under

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
--------------------------------------------------------------------------------
            EOP OPERATING                              EQUITY OFFICE
--------------------------------------------------------------------------------

no obligation to consider the tax
consequences to limited partners when making decisions for the benefit of EOP Operating.
The limited partners have no power to remove
Equity Office as managing general partner.

                                       FIDUCIARY DUTIES

Under Delaware law, Equity Office, as            Under Maryland law, the trustees must perform
managing general partner, is required to         their duties in good faith, in a manner that
exercise good faith and integrity in all         they reasonably believe to be in the best
dealings with respect to partnership affairs.    interests of Equity Office and with the care
Under EOP Operating's partnership agreement,     of an ordinarily prudent person in a like
however, the limited partners expressly          position. Trustees of Equity Office who act
acknowledge that Equity Office, as managing      in such a manner generally will not be liable
general partner, is acting on behalf of EOP      to Equity Office for monetary damages arising
Operating's limited partners and Equity          from their activities.
Office's shareholders collectively. Equity
Office is under no obligation to consider the
tax consequences to, or the separate
interests of, the limited partners.

                           MANAGEMENT LIABILITY AND INDEMNIFICATION

Equity Office is not liable for monetary         Equity Office is required by its bylaws to
damages for losses sustained, liabilities        indemnify, to the maximum extent permitted by
incurred, or benefits not derived by the         Maryland law, (a) any trustee, officer or
limited partners so long as it acts in good      shareholder or any former trustee, officer or
faith. Equity Office's liability in any event    shareholder (including any individual who,
is limited to its interest in EOP Operating.     while a trustee, officer or shareholder and
EOP Operating has indemnified Equity Office      at the express request of Equity Office,
and its trustees and officers, and such other    serves or has served another corporation,
persons as Equity Office may from time to        partnership, joint venture, trust, employee
time designate, to the fullest extent            benefit plan or any other enterprise as a
provided by Delaware law, from and against       director, officer, shareholder, partner or
any loss or damage, including legal fees and     trustee of such corporation, partnership,
court costs incurred by such person by reason    joint venture, trust, employee benefit plan
of anything it may do or refrain from doing      or other enterprise) who has been successful,
for or on behalf of EOP Operating or in          on the merits or otherwise, in the defense of
connection with its business or affairs          a proceeding to which he was made a party by
unless it is established that (i) the act or     reason of service in such capacity, against
omission of the indemnified person was           reasonable expenses, incurred by him in
material to the matter giving rise to the        connection with the proceeding or (b) any
proceeding and either was committed in bad       trustee or officer or any former trustee or
faith or was the result of active and            officer against any claim or liability to
deliberate dishonesty; (ii) such party           which he may become subject by reason of such
received an improper personal benefit; or        status.
(iii) in the case of any criminal proceeding,
such party had reasonable cause to believe
the act was unlawful. The reasonable expenses
incurred by an indemnified person may be
reimbursed by EOP Operating in advance of the
final disposition of the proceeding upon
receipt by EOP Operating of an affirmation by
the indemnified person of his, her or its
good faith belief that the standard of
conduct necessary for indemnification has
been met and an undertaking by such
indemnitee to repay the amount if it is
determined that such standard was not met.

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            EOP OPERATING                              EQUITY OFFICE
--------------------------------------------------------------------------------

                                   ANTI-TAKEOVER PROVISIONS

Except as described below under "Voting          The Declaration of Trust and bylaws of Equity
Rights," Equity Office has exclusive             Office and Maryland corporate law contain
management power over the business and           provisions that may have the effect of
affairs of EOP Operating. Equity Office may      delaying or discouraging an unsolicited
not be removed by the limited partners. The      proposal for the acquisition of Equity Office
partnership agreement prohibits limited          or the removal of incumbent management. These
partners, without the prior written consent      provisions include (i) the staggered terms of
of Equity Office, from transferring all or       the Board of Trustees; (ii) authorized shares
any part of their interest in EOP Operating      of beneficial interest that may be classified
except by operation of law, by gift or by        and issued at the discretion of the Board of
sale, in each case to or for the benefit of a    Trustees, including securities having
spouse or descendants, except for pledges or     superior voting rights to the common shares;
other collateral transfers effected by a         (iii) a requirement that trustees may be
limited partner to secure the repayment of a     removed only for cause and only by a vote of
loan, the redemption of units, and the           a majority of the outstanding common shares;
distribution of units by certain unit holders    and (iv) provisions designed to avoid
to their constituent partners, shareholders,     concentration of share ownership in a manner
members or partners or beneficiaries. Equity     that would jeopardize Equity Office's REIT
Office cannot transfer its partnership           status.
interests except in a transaction in which
substantially all of the assets of the
surviving entity consist of units. The
partnership agreement does not, however,
prevent a transaction in which another entity
acquires control of Equity Office and that
other entity owns assets and conducts
businesses outside EOP Operating.

                                        VOTING RIGHTS

Limited partners have voting rights only as      Holders of common shares are entitled to vote
to the dissolution of EOP Operating, the sale    on the election and removal of trustees,
of all or substantially all of its assets and    amendments of the Declaration of Trust, and
amendments to the partnership agreement.         any proposal for the merger or consolidation,
Generally, Equity Office is entitled to vote     or the sale or disposition of substantially
its interest in EOP Operating and controls       all of the property, of Equity Office. Each
all decisions relating to the operation and      holder of common shares is entitled to one
management of EOP Operating. As of September     vote per share. Holders of common shares do
30, 1998, Equity Office owned approximately      not have cumulative voting rights.
89.7% of the units. As units are redeemed by
partners, or if Equity Office acquires
additional units in exchange for the proceeds
of offerings of its securities, Equity
Office's percentage ownership of the units
will increase. If additional units are issued
to third parties, Equity Office's percentage
ownership of the units will decrease.

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            EOP OPERATING                              EQUITY OFFICE
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
              AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST
Amendments to the partnership agreement may      The Declaration of Trust may be amended by a
be proposed by Equity Office or by limited       majority vote of shareholders if the
partners owning at least 25% of the then         amendment is in connection with a
outstanding units. Generally, the partnership    transaction, approval of which requires by
agreement may be amended with the approval of    law the affirmative vote of shareholders, and
Equity Office and limited partners (including    pursuant to which Equity Office's business
Equity Office) holding a majority of the         and assets will be combined with those of one
units. Certain provisions regarding, among       or more entities by merger, sale or other
other things, the rights and duties of Equity    transfer of assets, consolidation or share
Office as managing general partner or the        exchange. Amendments not in connection with
dissolution of EOP Operating, may not be         such business combination transactions
amended without the approval of a majority of    require a vote of two-thirds of all of the
the units not held by Equity Office.             votes entitled to be cast on the matter.
Amendments that would convert a limited          Amendments to change the number of authorized
partner's interest into a general partner's      common shares require the approval of holders
interest, modify the limited liability of a      of a majority of all votes cast at a meeting
limited partner, alter the interest of a         of shareholders at which a quorum is present,
partner in profits or losses or the rights to    and, in certain cases, the approval of
receive any distribution, or alter the unit      holders of two-thirds of the preferred shares
redemption right, must be approved by Equity     outstanding at the time. The trustees, by a
Office and each limited partner that would be    two-thirds vote, may amend the Declaration of
adversely affected by such amendment.            Trust without the consent of shareholders as
                                                 necessary for Equity Office to qualify as a
                                                 REIT.

                   VOTE REQUIRED TO DISSOLVE EOP OPERATING OR EQUITY OFFICE
Through December 31, 2046, an election to        Subject to the provisions of any class or
dissolve EOP Operating requires the consent      series of shares of beneficial interest at
of limited partners (including Equity Office)    the time outstanding, Equity Office may be
who hold 90% or more of the outstanding          terminated and dissolved at any meeting of
units. After December 31, 2046, an election      shareholders, by the affirmative vote of
to dissolve EOP Operating may be made by         two-thirds of all the votes entitled to be
Equity Office, as managing general partner,      cast on the matter.
in its sole and absolute discretion, without
the consent of the limited partners.

                                 VOTE REQUIRED TO SELL ASSETS

Equity Office has the exclusive authority to     Equity Office may sell, lease, exchange or
determine whether, when and on what terms the    otherwise transfer all or substantially all
assets of EOP Operating will be sold. A sale     of its property upon approval by the Board of
of all or substantially all of the assets of     Trustees and, after notice to all
EOP Operating, or a merger of EOP Operating      shareholders entitled to vote on the matter,
with another entity, generally requires an       by the affirmative vote of not less than
affirmative vote of the holders of a majority    two-thirds of all the votes entitled to be
of the outstanding units, including units        cast on the matter. No approval of the
held by Equity Office. Equity Office expects     shareholders is required for the sale of less
to always own, directly or indirectly, a         than all or substantially all of Equity
majority of the units and thus to control the    Office's assets.
outcome of such a vote.

                                    VOTE REQUIRED TO MERGE

A merger of EOP Operating into another entity    A merger of Equity Office must be approved by
generally requires an affirmative vote of the    the affirmative vote of holders of not less
holders of a majority of the outstanding         than a majority of the common shares then
units, including units held by Equity Office.    outstanding and entitled to be cast on the
Equity Office expects to always own, directly    matter and, in certain cases, by the
or indirectly, a majority of                     affirmative vote of holders of not less

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            EOP OPERATING                              EQUITY OFFICE
--------------------------------------------------------------------------------

the units and thus to control the outcome of     than two-thirds of the preferred shares then
such a vote.                                     outstanding.

                                    LIABILITY OF INVESTORS

No partner of EOP Operating is required to       Under Maryland law, shareholders are not
make additional capital contributions to EOP     personally liable for the debts or
Operating, except that Equity Office is          obligations of Equity Office. All outstanding
required to contribute to EOP Operating the      common shares are, and all common shares to
net proceeds of the sale of its common shares    be issued pursuant to the unit redemption
and other equity interests. No limited or        right will be, fully paid and nonassessable.
general partner is required to pay to EOP
Operating any deficit or negative balance
which may exist in its account.

                                   REVIEW OF INVESTOR LISTS

Limited partners, upon written demand with a     Under Maryland corporate law applicable to
statement of the purpose of such demand and      Maryland real estate investment trusts, a
at the limited partner's expense, are            shareholder holding at least 5% of the
entitled to obtain a current list of the name    outstanding common shares of Equity Office
and last known address of each partner of EOP    may upon written request inspect and copy
Operating.                                       during usual business hours the list of the
                                                 shareholders.

     THE FOLLOWING COMPARES CERTAIN OF THE INVESTMENT ATTRIBUTES AND LEGAL RIGHTS ASSOCIATED WITH THE OWNERSHIP OF UNITS AND SHARES OF BENEFICIAL INTEREST.

--------------------------------------------------------------------------------
                UNITS                          SHARES OF BENEFICIAL INTEREST
--------------------------------------------------------------------------------

                                        DISTRIBUTIONS

The units constitute equity interests            Common shares constitute equity interests in
entitling each limited partner to his pro        Equity Office. Equity Office is entitled to
rata share of cash distributions made to the     receive its pro rata share of distributions
limited partners of EOP Operating.               made by EOP Operating with respect to the
                                                 units, and each shareholder is entitled to
                                                 his pro rata share of any dividends or
                                                 distributions paid with respect to the common
                                                 shares. The distributions payable to the
                                                 shareholders are not fixed in amount and are
                                                 only paid if, when and as declared by the
                                                 Board of Trustees. In order to qualify as a
                                                 REIT, Equity Office must distribute at least
                                                 95% of its taxable income, excluding capital
                                                 gains. Any taxable income, including capital
                                                 gains, not distributed will be subject to
                                                 corporate income tax.

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                UNITS                                     SHARES
--------------------------------------------------------------------------------

                                          LIQUIDITY

Limited partners are prohibited, without the     The common shares are freely transferable,
prior written consent of Equity Office, which    subject to the ownership limit contained in
may be withheld in its sole discretion, from     the Declaration of Trust. The common shares
transferring all or any part of their            are listed on the NYSE, and a public market
interest in EOP Operating except by operation    for the common shares exists. The breadth and
of law, by gift or by sale, in each case to      strength of this secondary market depends,
or for the benefit of a spouse or                among other things, upon the number of shares
descendants, except for pledges or other         outstanding and the number of shares
collateral transfers effected by a limited       available for future sale, the extent of
partner to secure the repayment of a loan,       institutional investor interest in Equity
the redemption of units, and the distribution    Office, the reputation of REITs and office
of units by certain unit holders to their        REITs generally and the attractiveness of
constituent partners, shareholders, members      their equity securities in comparison to
or partners or beneficiaries.                    other equity securities, Equity Office's
                                                 financial performance, and general stock and
                                                 bond market conditions.

                                           TAXATION

EOP Operating is not subject to federal          Equity Office has elected to be taxed as a
income taxes. Instead, each holder of units      REIT. So long as it qualifies as a REIT,
includes his allocable share of EOP              Equity Office will be permitted to deduct
Operating's taxable income or loss in            distributions paid to its shareholders, which
determining his individual federal income tax    effectively will reduce the "double taxation"
liability. The maximum effective federal tax     that typically results when a corporation
rate for individuals under current law is        earns income and distributes that income to
39.6%.                                           its shareholders in the form of dividends.
                                                 Equity Office's noncontrolled subsidiaries,
Income and loss from EOP Operating generally     however, do not qualify as REITs and thus
are subject to the "passive activity"            they are subject to federal income tax on
limitations. Under the "passive activity"        their net income at normal corporate rates.
rules, income and loss from EOP Operating        The maximum effective tax rate for
that is considered "passive income" generally    corporations under current law is 35%.
can be offset against income and loss from
other investments that constitute "passive       Distributions paid by Equity Office are
activities," unless EOP Operating is             treated as "portfolio" income and cannot be
considered a "publicly traded partnership,"      offset with losses from "passive activities."
in which case income and loss from EOP
Operating can be offset only against other       Distributions made by Equity Office to its
income and loss from EOP Operating.              taxable domestic shareholders out of current
                                                 or accumulated earnings and profits are taken
Cash distributions from EOP Operating are not    into account by them as ordinary income.
taxable to a holder of units except to the       Distributions in excess of current or
extent they exceed such holder's basis in his    accumulated earnings and profits that are not
interest in EOP Operating, which includes        designated as capital gain dividends are
such holder's allocable share of EOP             treated as a non-taxable return of basis to
Operating's debt.                                the extent of a shareholder's adjusted basis
                                                 in its common shares, with the excess taxed
Each year, holders of units receive a            as capital gain. Distributions that are
Schedule K-1 tax form containing detailed tax    designated as capital gain dividends
information for inclusion in preparing their     generally are taxed as gains from the sale or
federal income tax returns.                      exchange of a capital asset held for more
                                                 than one year, to the extent they do not
Holders of units are required, in some cases,    exceed Equity Office's actual net capital
to file state income tax returns and/or pay      gain for the taxable year. For Equity
state income taxes in the states in which EOP    Office's taxable years
Operating owns

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                UNITS                                     SHARES
--------------------------------------------------------------------------------

property, even if they are not residents of      commencing on or after January 1, 1998,
those states.                                    Equity Office may elect to require its
                                                 shareholders to include Equity Office's
                                                 undistributed net capital gains in their
                                                 income. If Equity Office so elects,
                                                 shareholders would include their
                                                 proportionate share of such gains in their
                                                 income and be deemed to have paid their share
                                                 of the tax paid by Equity Office on such
                                                 gains. Each year, Shareholders will receive
                                                 Form 1099 used by corporations to report
                                                 dividends paid to their shareholders.
                                                 Shareholders who are individuals generally
                                                 are not required to file state income tax
                                                 returns and/or pay state income taxes outside
                                                 of their state of residence with respect to
                                                 Equity Office's operations and distributions.
                                                 Equity Office may be required to pay state
                                                 income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Recent Changes to Capital Gain Taxation. The Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998, reduced the required holding period for the application of the 20% and 25% capital gain tax rates for individuals, trusts and estates from more than 18 months to more than 12 months for sales of capital gain assets on or after January 1, 1998. It is expected that the IRS will issue clarifying guidance regarding the application of the new holding period requirement to capital gain dividend designations by REITs.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance from time to time by Equity Office of up to 137,427 common shares if, and to the extent that, Equity Office elects to issue such common shares to the holders of up to 137,427 units, upon the tender of such units for redemption. Equity Office has registered the issuance of the common shares to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but registration of the issuance of such shares does not necessarily mean that any holders will elect to redeem their units or that we will issue any common shares upon any redemption.

     Equity Office will acquire one unit from an exchanging partner in exchange for each common share that Equity Office issues. Consequently, with each redemption, Equity Office's interest in EOP Operating will increase.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997 and the statements of revenue and certain expenses for the Denver Post Tower, 301 Howard Street and 215 Fremont Street, the Mountain Properties, Milennium Plaza, Polk & Taylor, Colonnade I, Colonnade II and the Walker Building and Columbia Seafirst Center appearing in our Current Report on Form 8-K dated June 26, 1998 as set forth in their reports which are incorporated in this prospectus by reference. Our consolidated financial statements and the statements of revenue and certain expenses are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Beacon Properties Corporation, appearing in the Current Report on Form 8-K/A of Equity Office Properties Trust filed with the Commission on February 18, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the common shares will be passed upon for Equity Office by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., special tax counsel to Equity Office.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EQUITY OFFICE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF EQUITY OFFICE SINCE THE DATE HEREOF.

                            ------------------------

                           SUMMARY TABLE OF CONTENTS

                                         PAGE
                                         ----
Summary................................    2
Risk Factors...........................    3
About This Prospectus..................    3
Where You Can Find More Information....    3
Special Note Regarding Forward-Looking
  Statements...........................    4
The Company............................    5
Securities to be Offered...............    5
Redemption of Units....................    5
EOP Operating -- Equity Office.........    8
Units -- Shares of Beneficial
  Interest.............................   12
Federal Income Tax Considerations......   15
Plan of Distribution...................   15
Experts................................   15
Legal Matters..........................   15

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                 137,427 SHARES

                                 EQUITY OFFICE
                                PROPERTIES TRUST

                                 COMMON SHARES
                             OF BENEFICIAL INTEREST
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                JANUARY 22, 1999

             ------------------------------------------------------
             ------------------------------------------------------